UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 15, 2015 (May 12, 2015)

IMPRIVATA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36516	04-3560178
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Maguire Road, Building 1, Suite 125 Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 674-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Imprivata, Inc. (the “Company”) annual meeting of stockholders was held on May 12, 2015 (the “Annual Meeting”). According to the inspector of elections, the stockholders present in person or by proxy represented 22,403,222 shares of common stock (entitled to one vote per share). The number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes with respect to each proposal voted upon at the Annual Meeting are set forth below.

Proposal 1—Election of directors. The stockholders voted on the election of two Class I directors of the Company, each to serve for a three-year term expiring at the Company’s annual meeting of stockholders in 2018 and until such director’s successor is elected or until such director’s earlier resignation or removal. Stockholders voted as follows:

	For	Withheld	Broker Non-Votes
Class I Director Nominees
Omar Hussain	19,930,818	92,920	2,379,484
David Orfao	19,937,818	85,920	2,379,484

Accordingly, the foregoing nominees were elected as Class I directors to the Company’s board of directors.

Proposal 2—Ratification of appointment of independent registered public accounting firm. The stockholders voted on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. Stockholders voted as follows:

For	Against	Abstain	Broker Non-Votes
22,248,795	154,427	0	0

Accordingly, the appointment of the independent registered public accounting firm was ratified.

Proposal 3—Approval of the amendment to the 2014 Employee Stock Purchase Plan. The stockholders voted to approve the amendment to the Company’s 2014 Employee Stock Purchase Plan (the “Plan”) to increase the limit on the number of shares of our common stock that can be purchased by any one eligible employee during a payment period from 666 shares of our common stock to 1,000 shares of our common stock, which was originally approved by the Company’s Board and stockholders in 2014.

For	Against	Abstain	Broker Non-Votes
18,353,549	1,668,809	1,380	2,379,484

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2015	IMPRIVATA, INC.

	By:	/s/ Jeffrey Kalowski
Jeffrey Kalowski
Chief Financial Officer

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